EXHIBIT 23.2



                         INDEPENDENT AUDITORS' CONSENT


We hereby consent to the incorporation by reference of our report dated August 12, 1994, except for Note 11 which is dated August 31, 1994, accompanying the consolidated financial statements of HealthWatch, Inc. as of June 30, 1994 and 1993, included in the Company's Annual Report on Form 10-KSB and to the reference made to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-3 (File No. 33-88032) expected to be filed by HealthWatch, Include on or about August 16, 1995.



SILVERMAN OLSON THORVILSON & KAUFMANN LTD
CERTIFIED PUBLIC ACCOUNTANTS
Minneapolis, Minnesota

August 16, 1995




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